Exhibit 99.1

SRX Health Completes $7.3 Million Financing Led by Insiders and Existing Investors and Announces Financial Commitment of Up to $50 Million

TAMPA, FL, July 8, 2025 (GLOBE NEWSWIRE) — SRx Health Solutions, Inc. (NYSE American: SRXH) (“SRX Health” or the “Company”), a leading global health and wellness company, today announced the successful closing of a $7.3 million convertible note financing, led by insiders and existing investors. Additionally, SRX Health has secured a $50 million equity line of credit (‘ELOC’). This financing and ELOC financial commitment significantly strengthens the Company’s balance sheet and provides additional working capital to advance near-term growth initiatives.

Lionel Conacher, Chairman of SRx Health Solutions, stated, “These financings represent a pivotal milestone in our transformation into a leading North American healthcare provider. The access to the ELOC allows us optionality to aggressively pursue accretive M&A opportunities in the U.S. while continuing to scale our high-growth specialty pharma platform in Canada.”

The combined proceeds from the financing will be deployed to support SRXH’s acquisition pipeline in the U.S., bolster its Canadian specialty pharma footprint, and invest in next-generation capabilities that enhance patient access and operational efficiency across its core business.

About SRx Health Solutions, Inc.

SRx Health Solutions Inc. is an integrated Canadian healthcare services provider that operates within the specialty healthcare industry. The SRx network extends across all ten Canadian provinces, making it one of the most accessible providers of comprehensive, integrated, and customized specialty healthcare services in the country. SRx combines years of industry knowledge, technology, and patient-centric focus to create strategies and solutions that consistently exceed client expectations and drive critical patient care initiatives aimed to improve the wellness of Canadians.  For more information on SRx Health Solutions Inc., please visit www.srxhealth.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

SRx Health Solutions, Inc.

Adesh A. Vora, Chief Executive Officer

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com